HAWK ANNOUNCES A CASH TENDER OFFER FOR SENIOR NOTES

Cleveland, Ohio – September 30, 2004 – Hawk Corporation (AMEX: HWK) announced today that it has commenced a cash tender offer for any and all of its $66.3 million outstanding principal amount of 12% Senior Notes due 2006 (the “Notes”). In conjunction with the tender offer, consents are being solicited from holders to effect amendments to the indenture governing the Notes.

Upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated September 30, 2004 and the related Consent and Letter of Transmittal (together, the “Tender Offer Documents”), Hawk is offering to purchase any and all of the outstanding Notes tendered for a price equal to 100% of the principal amount of Notes (the “Tender Offer Consideration”). In addition, Hawk will pay a consent payment (the “Consent Payment”) in the amount of $8.79 per $1,000 principal amount of Notes for validly tendered Notes prior to 5:00 P.M., New York City time, on October 14, 2004, unless extended (the “Consent Deadline”). The Tender Offer Consideration and the Consent Payment together equal what is referred to as the “Total Consideration” in the Tender Offer Documents. The Total Consideration, plus accrued but unpaid interest to, but not including, the date of payment for the Notes, will be paid in respect of all Notes validly tendered prior to the Consent Deadline and accepted for purchase. Any holder validly tendering Notes after the Consent Deadline will, if such Notes are accepted for purchase pursuant to the tender offer, receive the Total Consideration, plus accrued but unpaid interest to, but not including, the date of payment for the Notes, less the Consent Payment for the Notes so tendered.

Holders tendering their Notes will be required to consent to certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Note that will eliminate substantially all of the restrictive covenants and certain events of default. Adoption of the Proposed Amendments requires the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes not owned by Hawk or any of its affiliates. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

The tender offer is scheduled to expire at midnight, New York City time, on October 28, 2004, unless extended or earlier terminated.

The tender offer is subject to the satisfaction of certain conditions, including Hawk’s receipt of tenders of Notes representing a majority of the aggregate principal amount of the Notes outstanding and Hawk’s obtaining the financing necessary to complete the tender offer and related transactions, as well as other customary conditions.

Hawk has engaged Jefferies & Company, Inc. to act as the exclusive dealer manager in connection with the tender offer and solicitation of consents. Questions regarding the tender offer and consent solicitation or requests for documentation may be directed to Jefferies & Company, Inc. at (504) 681-5774.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation dated September 30, 2004.

The Company
 Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment and recreational and performance automotive vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,600 employees and 16 manufacturing, research and administrative sites in 5 countries at its continuing operations.

Forward-Looking Statements
 This press release includes forward-looking statements regarding Hawk’s tender offer and consent solicitation that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. Actual results and events may differ significantly from those projected in the forward-looking statements. Hawk cannot provide assurance that the tender offer will be completed. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2003, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company Contact Information
 Ronald E. Weinberg, Chairman, CEO and President
(216) 861-3553

Thomas A. Gilbride, Vice President – Finance
(216) 861-3553

Hawk Corporation is online at: www.hawkcorp.com